UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 25, 2010

Republic First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-17007 (Commission File Number)	23-2486815 (I.R.S. Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, PA  19102
(Address of principal executive offices) (Zip code)

(215) 735-4422
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 25, 2010, Republic First Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Republic First Bank (the “Bank”), entered into an Amended and Restated Employment Agreement, effective January 1, 2010, with Harry D. Madonna, Chairman of the Board of Directors, and President and Chief Executive Officer of the Company and the Bank.  The amendments were initiated at Mr. Madonna’s request to reduce his annual compensation and certain other benefits in recognition of the state of the economy in general and the financial services industry in particular, as well as the financial performance of the Company and to further align the interests of the Company and Mr. Madonna.  Compared to the prior agreement, the amended and restated agreement extends the term of the agreement, reduces Mr. Madonna’s annual salary, eliminates automatic annual compensation increases and guarantied deferred compensation, reduces by 50% the costs to the Company and the Bank of providing health benefits, an automobile and certain other benefits, and eliminates the tax “gross-up” provision in the event of a change of control, as defined in the agreement.

The amended and restated employment agreement provides for Mr. Madonna’s continuing service as Chairman of the Board, President and Chief Executive Officer of the Company and the Bank under the terms of an agreement for an initial term of three years beginning January 1, 2010 at an annual base salary of $425,000.  The Company and the Bank may terminate Mr. Madonna’s agreement with notice at least six months prior to the scheduled expiration/renewal date or any time for good reason.  Mr. Madonna may terminate the agreement with six months prior notice.  Mr. Madonna is also eligible to receive annual increases in base salary and annual bonuses in amounts determined in the sole discretion and determination of the Compensation Committee of the Company’s Board of Directors upon achieving mutually agreed upon budget criteria.  He may also receive discretionary deferred compensation.  Annually, for each of the three years of the agreement, Mr. Madonna will receive options to purchase 12,000 shares of the Company’s common stock at a per share exercise price equal to the price on the date of grant.  Options will vest four years after their date of grant.  Mr. Madonna will be provided one half the costs of an automobile and will be reimbursed for its operation, maintenance and insurance expenses.  Additionally, he will receive one half of the cost of health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses.  The agreement with Mr. Madonna provides for severance and change in control payments, which are discussed below.  It also provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Company and the Bank.

Mr. Madonna’s employment agreement with the Company and the Bank provides for certain severance and change in control benefits.  Upon the occurrence of a change in control (as defined in the agreement), termination for any reason other than death, resignation by the executive without cause (as defined in the agreement), termination by the Company or the Bank with good reason (as defined in the agreement), Mr. Madonna would receive a severance payment equal to three times his annual base salary plus three times his average bonus over the prior three years and three years of health and life insurance or cash in an amount equal to the cost of such insurance.  In the event that severance amounts and benefits payable to Mr. Madonna would subject him to excise taxes under section 4999 of the Internal Revenue Code, the Company would reduce the payments otherwise payable to Mr. Madonna to the extent necessary so that he would not be subject to such excise taxes.  Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the triggering event.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement among Republic First Bancorp, Inc., Republic First Bank and Harry D. Madonna

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.
Date: January 26, 2010	By: Frank A. Cavallaro Frank A. Cavallaro Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement among Republic First Bancorp, Inc., Republic First Bank and Harry D. Madonna